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                                                                   Exhibit 10.99

                                    AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT


       This Amendment (the "Amendment"), dated January 1, 2007, amends the Employment Agreement, executed on July 1, 2004 (the "Agreement"), by and between CirTran Corporation, a Nevada corporation, (the "Company"), and Trevor M. Saliba ("Executive"). The following amendment shall be effective as of January 1, 2007 (the "Effective Date").

       For and in consideration of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

       1. Change in Base Salary. The annual base salary of Executive specified in Section 4(a) of the Agreement is hereby amended to be $200,000. The second sentence of Section 4(a) is deleted and replaced with the following:

       "The base salary shall be reviewed by the Board annually and shall be increased by at least 5% each year, as determined by the Board."

       2. Term. Notwithstanding Section 3 of the Agreement, the initial term shall continue until December 31, 2011 unless sooner terminated by either party in accordance with Section 7 of the Agreement.

       3. Bonus. Section 4(b) is hereby deleted and replaced with the following:

       "(b) Executive shall be granted bonuses, in addition to such other bonuses as the Board, in its discretion, may determine, of the following:

              (i) A monthly bonus equal to (i) 1% of the Company's gross sales generated directly by Executive, plus (ii) 0.5% of the Company's gross sales generated by employees reporting directly to Executive, for the quarter, (it being understood that the Board in its sole discretion shall determine which sales qualify for the bonus). If an acquisition bonus has been paid pursuant to
Section 4(b)(iii) below, then the Company's gross sales from the acquired business maybe considered in the calculation of the bonus under this Section 4(b)(i) only to the extent that the Board in its sole discretion determines that such gross sales exceed the gross sales of the acquired business for the last full fiscal year immediately preceding its acquisition by the Company.

              (ii) Additional bonus(es) equal to 1% of the net purchase price of any acquisitions completed by the Company that are directly generated and arranged by Executive (it being understood that the Board in its sole discretion shall determine which acquisitions qualify for the bonus) payable as soon as practicable after consummation of the acquisition. This bonus shall be paid in common stock of the Company issued at the fair market value of the Company's


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common stock on the date of grant (which is the date that the Board determines the acquisition qualifies for the bonus), as determined in accordance with the Company's Stock Option Plan by the Board or the Committee established pursuant to the Company's Stock Option Plan.

              (iii) 5% of all gross investments made into the Company that are directly generated and arranged by Executive if the following conditions are satisfied: (i) Executive's sole involvement in the process of obtaining the investment is the introduction of the Company to the potential investors and the Executive does not participate in the recommendation, structuring, negotiation, documentation or selling of the investment, (ii) neither the Company nor the investor are required to pay any commissions, finders fees or similar compensation to any agent, broker, dealer, underwriter or finder in connection with the investment, and (iii) the Board in its sole discretion determines that the investment qualifies for this bonus and that the bonus may be paid with respect to the investment."

       4. Options. Sections 4(c) and 4(d) are hereby deleted and replaced with the following new Section 4(c):

       "Executive shall be granted options to purchase 4,000,000 shares of the Company's common stock each year and issued during the first week of each year, with terms and an exercise price of the fair market value of the Company's common stock on the date of grant, as determined in accordance with the Company's Stock Option Plan by the Board or the Committee established pursuant to the Company's Stock Option Plan. Executive may be granted additional options to purchase shares of the Company's common stock as determined from time to time by the Board or such Committee. All options shall be subject to such other terms and conditions as may be determined by the Board or the Committee when such options are granted."

       5. Car Allowance. The car allowance specified in Section 5(a) of the Agreement shall be increased to $750 per month.

       6. Health Benefit. Section 5(c) of the Agreement is hereby deleted and replaced with the following:

       "100% of all medical insurance premiums, including but not limited to dental and vision insurance, for Executive and his spouse and children up to the age of 22."

       7. Life Insurance. The life insurance specified in section 5(d) shall be increased to $150,000.

       8. Agreement Not to Compete. . In the event that this Agreement expires in accordance with its terms or is terminated for any reason, Executive covenants and agrees that, for a period of one year after his employment under this Agreement expires or is so terminated, he will not directly or indirectly (whether as employee, director, owner, 5% or greater shareholder, consultant, partner (limited or general) or otherwise) engage in or have any interest in, any business, that competes with the business of the Company in the United States. If Executive is terminated without cause Executive shall receive four years salary.


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       9.     Other changes. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above to be effective as of the Effective Date.



                                      CIRTRAN CORPORATION



                                      By:   /s/ Iehab J. Hawatmeh
                                            ------------------------------------
                                             Name: Iehab J. Hawatmeh
                                             Title:   President

                                      EXECUTIVE:


                                      /s/ Trevor M. Saliba
                                      ------------------------------------------
                                      Trevor M. Saliba










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